April 3, 2008



Mark Rodebaugh
Reznick Group, P.C.
400 Capitol Mall
Suite 2000
Sacramento, CA 95814


Dear Mr. Rodebaugh,

I regretfully inform you that, following a recommendation from the Company's Audit Committee to our Board of Directors, Moller International, Inc hereby terminates your firm's services as our independent certified public accountants, effective immediately.

The Company and the Board have determined that your firm's current internal administrative procedures, management practices and responsiveness are inconsistent with the Company's requirements. This action is taken voluntarily, unilaterally and in our sole discretion and is not the result of any discrepancy or disagreement with your firm regarding the Company's financial recordkeeping or reporting thereof.

Please prepare and transmit a final billing statement for any work that is in progress or for which an invoice is pending.

Please feel free to contact Bruce Calkins if you have any questions. He can be reached at (530) 756-5086.

Regards,

/s/ Paul S. Moller
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Paul S. Moller, Ph.D.
President